UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8‑K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2013
LIGAND PHARMACEUTICALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)
______________

Delaware	77-0160744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road, Suite 200 La Jolla, CA	92037 (Zip Code)
(Address of principal executive offices)
(858) 550-7500

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 17, 2013, Ligand Pharmaceuticals Incorporated (the “Company”), entered into a License Agreement (the “License Agreement”) with Azure Biotech, Inc. (“Azure”). Under the License Agreement, the Company granted to Azure an exclusive, nontransferable, worldwide license to develop, make, have made, use, sell, have sold, import and export a novel formulation of lasofoxifene intended for an underserved market in women’s health. Under the terms of the agreement, Ligand is entitled to receive $2.7 million in potential development and regulatory milestones and a 5% royalty on future net sales. Azure is permitted to grant sublicenses to third parties pursuant to the terms of the License Agreement. The License Agreement may be terminated by either party in the event of an uncured material breach by the other party. Azure may terminate the License Agreement at any time on six months’ prior notice. Ligand may terminate the License Agreement if Azure challenges any licensed patents.
Lasofoxifene is an estrogen partial agonist for osteoporosis treatment and other diseases, discovered through the research collaboration between Ligand and Pfizer. Under the terms of the License Agreement, Ligand retains rights to the oral formulation originally developed by Pfizer.
The foregoing summary of the material terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement, a copy of which will be filed with the Securities and Exchange Commission by Ligand on its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2013.
Item 8.01 Other Events.
On July 22, 2013, Ligand issued a press release entitled “Ligand Signs Global License Agreement with Azure Biotech for Lasofoxifene.”
A copy of the press release, dated July 22, 2013, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The contents of the press release are deemed to be filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
99.1	Press release dated July 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
LIGAND PHARMACEUTICALS INCORPORATED

Date: July 22, 2013	By: /s/ Charles S. Berkman Name: Charles S. Berkman Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated July 22, 2013.